UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2010 (October 7, 2010)

Premier Exhibitions, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-24452	20-1424922
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia	30326
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 842-2600

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

During the conference call with investors on October 7, 2010, Mark Sellers, Chairman of the Board of Premier Exhibitions, Inc. and Managing General Partner of Sellers Capital, stated that Sellers Capital is no longer marketing its 46% ownership stake in Premier. Mr. Sellers stated that Sellers Capital no longer has a specific time frame within which to sell its stake in Premier.  Instead, Mr. Sellers indicated that Sellers Capital would retain its shares in the Company until such time as it could obtain what he believes to be a better value for the shares. This follows a previous announcement by the Company, made on June 21, 2010, that Sellers Capital was looking to sell its shares in the Company over the next twelve to eighteen months. Mr. Sellers indicated that this change stems in part from the August 12, 2010 order from the U.S. District Court for the Eastern District of Virginia determining the value of a salvage award to be issued to RMS Titanic, Inc., a wholly owned subsidiary of the Company. In that order, the court determined that the Company would be entitled to an award equaling 100% of the fair market value of certain Titanic artifacts, which the court determined to be approximately $110 million, for its work in salvaging and recovering artifacts from the Titanic wreck site. The court indicated that the award would be satisfied at some time in the future, either by issuing the Company title to the artifacts with certain covenants and conditions attached, or by conducting a judicial sale of the artifacts.

Additionally, on the conference call, Chris Davino, President and Chief Executive officer of Premier, commented on the total possible value of all of the Company’s Titanic related assets and claims indicating his belief that, taken together, their total value could exceed $200 million. First, Mr. Davino reiterated the appraised values for the artifacts it has recovered from the Titanic, as well as the appraised value of certain of the data and work product associated with the artifacts. Mr. Davino stated that the artifacts recovered during the 1987 expedition, and for which the Company has clear title, have an appraised value of $35 million. He indicated that the remaining artifacts, which are the subject of the August 12, 2010 court order, have an appraised value of approximately $110 million. He indicated that the Company’s intangible assets, such as its digital and photographic archives, a comprehensive database and the Company’s work product (which includes undertakings such as the cost of salvage, conservation and exhibition), have been appraised as an additional enhancement to the artifact collection of approximately $44 million. Mr. Davino further mentioned his belief that the additional video, data and other intangible assets recovered from the recent 2010 expedition to the Titanic adds additional value to the Company. Mr. Davino further stated he believes the Company’s status as exclusive salvor-in-possession of the Titanic wreck site, including the right to recover additional artifacts in the future, adds additional value to the Company.  Mr. Davino and the Company want to underscore that these values are based on appraisals and estimations of fair values that may or may not be realizable to the Company at any given time, particularly in light of the fact the Company does not have title to all the recovered artifacts. Any future disposition of these assets could be subject to covenants and restrictions which could be imposed by the court. Mr. Davino and the Company further wish to clarify that the Company is not engaged in any discussions with any third-parties regarding the sale of any of these assets.

Finally, on the conference call, the Company identified S2BN as the party with whom, in the first quarter of fiscal year 2011, it executed a joint venture to develop new content. The Company indicated that entertainment promoter Michael Cohl is Chairman and Chief Executive Officer of S2BN.

A transcript of the entire conference call will be made available on the Company’s website at www.prxi.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.

By: /s/ John A. Stone
John A. Stone
Chief Financial Officer

Date: October 8, 2010